Exhibit 10.1

LOAN AGREEMENT

LOAN AGREEMENT (“Agreement”), dated as of November 20, 2013 by and between PATIENT SAFETY TECHNOLOGIES, INC., a Delaware corporation (“Parent”), SURGICOUNT MEDICAL, INC., a California corporation (“SurgiCount”) and their existing and/or future subsidiaries (each  a “Borrower” and collectively the “Borrowers”), and Diamond Creek Capital, LLC, a Delaware limited liability company (the “Lender”).

RECITALS

The Borrowers have requested that the Lender extend credit to the Borrowers consisting of a term loan in an aggregate principal amount of up to Five Million Dollars ($5,000,000) on the terms and conditions set forth herein.  The proceeds of the term loans will be used (i) for certain capital expenditures, (ii) for general working capital purposes, (iii) to pay fees and expenses related to this Agreement, (iv) for possible Permitted Acquisitions (as defined below) and (v) for other potential acquisitions, subject to Lender’s prior written approval of any such acquisition and the terms and conditions thereof.

In consideration of the premises and the covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS; CERTAIN TERMS

SECTION 1.01   Definitions.  As used in this Agreement, the following terms shall have the respective meanings indicated below, such meanings to be applicable equally to both the singular and plural forms of such terms:

“Affiliate” means, with respect to any Person, (a) each Person that, directly or indirectly, owns or controls, whether beneficially, or as a trustee, guardian or other fiduciary, 20% or more of the equity interests of such Person, (b) each Person that controls, is controlled by or is under common control with such Person, and (c) each of such Person’s officers, directors, managers, members, joint venturers and partners.  For the purposes of this definition, “control” of a Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of its management or policies, whether through the ownership of voting securities, by contract or otherwise; provided, however, that the term “Affiliate” shall specifically exclude Lender.

“Agreement” means this Loan Agreement, including all amendments, modifications and supplements and any exhibit or schedule to any of the foregoing, and shall refer to the Agreement as the same may be in effect at the time such reference becomes operative.

“Applicable Percentage” has the meaning ascribed to it in Section 2.06.

“Board of Directors” means, with respect to any Person that is an entity, the board of directors, managers or similar governing body of such Person, and “directors” shall mean the persons constituting such governing body.

“Borrower” and “Borrowers” have the meanings specified therefor in the preamble hereto.

“Borrower's Account” means an account at a commercial bank designated by the Borrowers to the Lender.

“Business Day” means any day other than a Saturday, Sunday or legal holiday on which the banking institutions are required or authorized by law to be closed in Los Angeles, California.

“Capital Expenditures” means all expenditures for any fixed assets or improvements or for replacements, substitutions or additions thereto, that have a useful life of more than one (1) year and which are required to be capitalized under GAAP.

“Change in Control” means the occurrence of one or more of the following events:  (a) any “person” or “group” (within the meaning of Sections 13(d) and 14(d) of the Exchange Act) becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 50%, or more, of the Stock of any Borrower having the right to vote for the election of members of the Board of Directors; (b) as of any date a majority of the Board of Directors of any Borrower consists (other than vacant seats) of individuals who were not either (i) directors of such Borrower as of the Effective Date, (ii) selected or nominated to become directors by the Board of Directors of such Borrower of which a majority consisted of individuals described in clause (i), or (iii) selected or nominated to become directors by the Board of Directors of such Borrower of which a majority consisted of individuals described in clause (i) and individuals described in clause (ii); (c) any Borrower ceases to directly or indirectly own and control that percentage of the Stock of any of its subsidiaries that it directly or indirectly owns and controls as of the Effective Date or ceases to have the power to vote, or direct the voting of, any such Stock; or (d) any Borrower sells all or substantially all of its assets to another Person.

“Closing Fee” has the meaning specified therefor in Section 2.06 hereof.

“Collateral” means the collateral described in the Security Agreement.

“Commitment” means the commitment by the Lender to make the Loan to the Borrowers in the principal amount of up to $5,000,000, of which $4,000,000 (the “Initial Commitment”) shall be available within 7 days after the Effective Date and up to $1,000,000 (the “Additional Commitment”) shall be available, subject to the satisfaction of the conditions set forth in Section 3.02 below.

“Default” means any event or condition which upon notice, lapse of time or both would constitute an Event of Default.

“Default Rate” means 5% annually above the Interest Rate.

“EBITDA” means, with respect to any Person on a consolidated basis with its subsidiaries for any period, the net income for such period (as determined in accordance with GAAP), plus (a) without duplication and to the extent reflected as charges in the statement of net income for such period, the sum of (i) income taxes, (ii) Interest Expense, (iii) depreciation and amortization expense, and (iv) such other items to which Lender may agree in its sole and absolute discretion, minus (b) to the extent added in computing net income for such period, extraordinary gains.

“Effective Date” has the meaning specified therefor in Section 3.01 hereof.

“Event of Default” means any of the events set forth in Section 6.01 hereof.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Financial Statements” has the meaning specified therefor in Section 4.01(h).

“Financing Statement” means the financing statement(s) on Form UCC-1 to be filed in such office or offices as may be necessary or, in the opinion of the Lender, desirable to perfect the security interests purported to be created by the Security Agreement.

“Governmental Authority” means any nation or government, any federal, state, city, town, municipality, county, local or other political subdivision thereof or thereto and any department, commission, board, bureau, instrumentality, agency or other entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Indebtedness” means, with respect to any Person, at any time, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid (other than current trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices), (d) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person, (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien or security interest on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, and (f) all obligations, contingent or otherwise, of any Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or monetary obligation of any other Person in any manner, whether directly or indirectly.

“Interest Expense” means, for any period, interest expense and loan fees of such Person and its subsidiaries, determined on a consolidated basis consistent with the preparation of the Financial Statements, and including capitalized and non-capitalized interest and the interest component of capitalized lease obligations.

“Interest Rate” means a per annum rate equal to thirteen percent (13.00%).

“IP Security Agreement” means the Intellectual Property Security Agreement dated as of the date hereof, made by the Borrower in favor of the Lender, substantially in the form of Exhibit D annexed hereto, as amended or otherwise modified from time to time.

“Lender” has the meaning specified therefor in the preamble hereto.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction in respect of any of the foregoing).

“Loan” or “Loans” means all loans made by the Lender to the Borrowers pursuant to this Agreement.

“Loan Documents” means this Agreement, the Security Agreement, IP Security Agreement, the Promissory Notes, the Flow of Funds Agreement (attached hereto as Exhibit C), and all other agreements, instruments or other documents executed and delivered by or on behalf of the Borrowers pursuant to or in connection with this Agreement.

“Material Adverse Effect” means a material adverse effect on any of (a) the assets, properties or financial condition of any Borrower, (b) the legality, validity or enforceability of this Agreement or any of the other Loan Documents with respect to any Borrower’s obligations hereunder, or (c) the aggregate rights and remedies of the Lender under this Agreement or any of the other Loan Documents.

“Maturity Date” means the earliest of (a) November 18, 2018, (b) the occurrence of a Change in Control, and (c) such earlier date on which the Loans are due and payable (whether at stated maturity, by acceleration or otherwise) in accordance with the terms of this Agreement.

“Monitoring Fee” has the meaning specified therefor in Section 2.06 hereof.

“Obligations” means (a) the obligation of the Borrowers to pay, as and when due and payable (by scheduled maturity or otherwise), all amounts from time to time owing by the Borrowers in respect of any Loan Document, whether for principal, interest (including, without limitation, all interest that accrues after the commencement of any case, proceeding or other action relating to the bankruptcy or insolvency of any Borrower), fees, indemnification payments, expense reimbursements or otherwise and (b) the obligation of the Borrowers to perform or observe all of the Borrowers’ other obligations from time to time existing under any Loan Document.

“Person” means an individual, corporation, partnership, limited liability company or partnership, association, joint-stock company, trust, unincorporated organization, joint venture or Governmental Authority or other regulatory body.

“Permitted Acquisition” shall mean the purchase (by asset purchase, license, stock purchase, membership interest purchase, other equity interest purchase, merger or otherwise) by any Borrower or a subsidiary of a Borrowers of the assets, stock, membership interests or other equity interests of a Person, provided, that after giving effect to such purchase (including without limitation the payment of the purchase price and fees, costs, expenses and other payments in connection with or resulting from such purchase), the Borrowers have unrestricted cash reserves in excess of the then outstanding amount of the Loans owed by the Borrowers to Lender;

“Permitted Indebtedness” shall mean: (i) Indebtedness of Borrowers in favor of the Lender arising under any Loan Document and (ii) Indebtedness secured by a Permitted Lien.

“Permitted Liens” shall mean and include: (i) Liens in favor of Lender; (ii) Liens of carriers, warehousemen, mechanics, materialmen, vendors, and landlords incurred in the ordinary course of business for sums not overdue or being contested in good faith, provided that the amount alleged to be due and secured by all such Liens does not exceed $50,000 in the aggregate and provision is made to the reasonable satisfaction of the Lender for the eventual payment thereof if subsequently found payable; (iii) Liens (A) upon or in any equipment which was acquired or held by the Borrowers to secure the purchase price of such equipment or indebtedness incurred solely for the purpose of financing the acquisition of such equipment, provided that the amount secured by all such Liens does not exceed $100,000 in the aggregate, or (B) existing on such equipment at the time of its acquisition, provided that the Lien is confined solely to the property so acquired and improvements thereon, and the proceeds of such equipment and provided that the amount secured by all such Liens does not exceed $100,000 in the aggregate; (iv) Liens arising from judgments, decrees or attachments in circumstances not constituting an Event of Default, provided that the aggregate amount secured by all such Liens does not exceed $100,000 in the aggregate; (v) Liens for taxes not at the time delinquent or thereafter payable without penalty or being contested in good faith, provided that the amount secured by all such Liens does not exceed $100,000 in the aggregate and provision is made to the reasonable satisfaction of the Lender for the eventual payment thereof if subsequently found payable; and (vi) non-exclusive licenses and sublicenses granted in the ordinary course of business.

“Prepayment Fee” has the meaning ascribed to it in Section 2.06.

“Promissory Note” and “Promissory Notes” have the meanings ascribed to such terms in Section 2.01.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Security Agreement” means the Security Agreement dated as of the date hereof, made by the Borrowers in favor of the Lender, substantially in the form of Exhibit A annexed hereto, as amended or otherwise modified from time to time.

“Stock” means all shares, options, warrants, interests, participations, or other equivalents (regardless of how designated) of or in a Person, whether voting or nonvoting, including common stock, preferred stock, or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the SEC under the Exchange Act).

SECTION 1.02   Terms Generally; Computation of Time Periods.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.  In all cases where there is more than one Borrower, then all words used in this Agreement in the singular shall be deemed to have been used in the plural where the context and construction so require; and where there is more than one Borrower named in this Agreement or when this Agreement is executed by more than one Borrower, the word “Borrower” shall mean all and any one or more of them.  All references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require.  Unless otherwise indicated herein, all references to time of day refer to Pacific standard time or Pacific daylight savings time, in effect in California on such day.  In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”, provided, however, that with respect to a computation of fees or interest payable to the Lender, such period shall in any event consist of at least one full day.  Except as otherwise expressly provided herein, any reference in this Agreement to any Loan Document shall mean such document as amended, restated, supplemented or otherwise modified from time to time.  A Default or Event of Default, if one occurs, shall “exist”, “continue” or be “continuing” until such Default or Event of Default has been waived in writing by Lender. All terms used herein which are defined in Article 9 of the UCC and which are not otherwise defined herein shall have the same meanings herein as set forth therein.

SECTION 1.03   Accounting and Other Terms.  Unless otherwise expressly stated herein, all accounting terms used in this Agreement which are not otherwise defined herein shall be construed in accordance with generally accepted accounting principles (“GAAP”) applied on a basis consistent with that used in preparing the financial statements referred to in Section 4.01(h) hereof.  All terms used in this Agreement which are defined in Article 9 of the Uniform Commercial Code in effect in the State of California on the date hereof and which are not otherwise defined herein shall have the same meanings herein as set forth therein.

ARTICLE II
THE LOAN

SECTION 2.01

(a)           The Loans. Subject to the terms and conditions and relying upon the representations and warranties herein set forth, the Lender agrees to make a Loan to the Borrowers on the Effective Date in the principal amount equal to the Initial Commitment and one or more additional Loans (the “Additional Loans”) to the Borrowers in such amounts and at such times as specified by the Additional Commitment.  Any request made by Borrowers for an Additional Loan pursuant to Section 3.02(d) below may not be revoked or rescinded by Borrowers after such request has been provided to Lender.  Amounts borrowed under the Loans and repaid may not be reborrowed.  Any Commitment not funded as of January 31, 2015 shall terminate and such amounts may not be borrowed thereafter.

(b)           Joint and Several Unconditional Obligation to Pay.  Each Borrower hereby unconditionally promises to pay to Lender all Obligations as and when due hereunder. Each Borrower, as co-obligors hereunder, shall be jointly and severally liable for all Obligations to Lender.

(c)           Purpose.  The proceeds of the Loans shall be used solely (i) for certain capital expenditures pursuant to a plan presented to Lender, (ii) for general working capital purposes, (iii) to pay transaction fees and expenses related to this Agreement, (iv) for possible Permitted Acquisitions and (v) for other potential acquisitions, subject to Lender’s prior written approval of any such acquisition and the terms and conditions thereof.

(d)           Best Efforts to Fund Additional Loans.  Upon receipt of a request for an Additional Loan, Lender agrees to use its best efforts to obtain financing to fund such Additional Loan.  In the event Lender cannot obtain the necessary financing to fund any Additional Loan (and the other conditions set forth in Section 3.02 are satisfied), Borrowers shall be entitled to prepay the outstanding Loans without payment of the Prepayment Fee set forth in Section 2.06 below.

(e)           Promissory Notes.  The Loans shall be evidenced by one or more promissory notes substantially in the form attached hereto as Exhibit B (as any such promissory notes may be amended, restated, supplemented, replaced, or otherwise modified, each a “Promissory Note” and together the “Promissory Notes”).  Neither the original nor a copy of any Promissory Note shall be required, however, to establish or prove any Obligation.  In the event that a Promissory Note is ever lost, mutilated, or destroyed, the Borrowers shall execute a replacement thereof and deliver such replacement to the Lender upon demand by Lender; provided that Lender provides the Borrowers with a customary affidavit and indemnity for such lost or destroyed Promissory Note.  In the event of any inconsistency or conflict between this Agreement and a Promissory Note, the terms, conditions and provisions of this Agreement shall govern and control.

SECTION 2.02   Interest.

(a)           Interest.  After receipt of a Loan contemplated by Section 2.01, the outstanding principal of, and all accrued and unpaid interest on, the Loan shall bear interest, equal at all times to the Interest Rate, and be payable in arrears on the first day of each calendar month beginning December 1, 2013 and continuing until the earlier of the Maturity Date or the date such outstanding amount is paid.

(b)           Default Interest.  Upon the occurrence and during the continuance of an Event of Default, the principal of, and all accrued and unpaid interest on, the Loans, and all outstanding past due fees, indemnities or any other financial Obligations of the Borrowers under this Agreement and the other Loan Documents, shall (i) bear interest, from the date such Event of Default occurs until the date such Event of Default is cured or waived in writing in accordance herewith, equal at all times to the Default Rate, and (ii) be payable in arrears on the first day of each calendar month after the date such Event of Default occurs until the date such Event of Default is cured or waived in writing in accordance herewith.

In no event shall the interest rates applicable under this Agreement and due to Lender pursuant to Lender’s California Finance Lenders License exceed the maximum interest rate allowable under applicable law.

SECTION 2.03   Repayment.  The Borrowers shall repay to the Lender the unpaid principal of, and all accrued and unpaid interest on, the Loan, as follows: (a) interest shall be payable each calendar month as provided in Section 2.02(a) above, (b) monthly principal installments shall be due and payable on the first day of each calendar month beginning on December 1, 2015 and continuing through November 1, 2016 in an amount equal to $50,000 per month, (c) monthly principal installments shall be due and payable on the first day of each calendar month beginning on December 1, 2016 and continuing through November 1, 2018 in an amount equal to $75,000 per month, (d) payments shall be made as provided in Section 2.04 and (e) all remaining unpaid principal and accrued and unpaid interest shall be due and payable on the Maturity Date. Payments made pursuant hereto shall be applied as provided in Section 2.08 or Section 6.02 hereof, as applicable.

SECTION 2.04   Mandatory Prepayment of Loan.

(a)           Excess Outstanding. While any principal under this Agreement is outstanding, SurgiCount shall maintain active customer accounts of not less than 240 individual hospitals, which accounts meet the minimum billing threshold set forth below (the “Minimum Hospital Accounts”) at all times.  SurgiCount shall provide Lender with a report (the “Hospital Report”) within fifteen (15) days after the end of each calendar month that sets forth the active customer accounts existing during such month including the reported product sales activity of each account during such month in such detail as is reasonably satisfactory to Lender.  Beginning on the first day of the first full calendar month following the date of a Hospital Report which shows a failure to maintain the Minimum Hospital Accounts, Borrowers shall pay monthly principal installments of $200,000 (the “Additional Principal”) in addition to all interest payments otherwise required under this Agreement.  Borrowers shall continue to pay the Additional Principal each month until such time as the Hospital Report shows that the Minimum Hospital Accounts have been achieved, at which time Borrower shall pay the regularly scheduled principal payments pursuant to Section 2.03 above.   For purposes of determining the Minimum Hospital Accounts, only hospitals to which SurgiCount has sold and invoiced at least $3,000 of softgood products in the applicable calendar month shall be included.

(b)           Asset Dispositions.  Immediately upon any Borrower’s receipt of net proceeds from any disposition of assets of a Borrower (other than the sale of inventory in the ordinary course of business, which may include SurgiCount’s handheld scanner devices) or any sale of debt or equity securities of any subsidiary of a Borrower, the Borrowers shall prepay an aggregate principal amount of the Loans equal to one hundred percent (100%) of all such proceeds.  All prepayments pursuant to this Section 2.04(b) shall be applied to the then outstanding principal of the applicable Loans in the reverse order of maturity.

(c)           Equity and Debt Security Issuances.  If any Borrower sells equity interests or issues equity or debt securities, immediately upon receipt of the net proceeds thereof, Borrowers shall prepay an aggregate principal amount of the Loans in an amount equal to one hundred percent (100%) of all such net proceeds; provided however that if no Event of Default exists at the time of the sale of equity securities or results from such sale, Borrower shall not be required to use the proceeds of the sale of such equity securities to prepay the Loans pursuant to this Section 2.04(c).  All prepayments pursuant to this Section 2.04(c) shall be applied to the then outstanding principal of the applicable Loans in the reverse order of maturity.

SECTION 2.05   Optional Prepayments.  Borrowers may prepay the Loans in whole or in part upon one (1) Business Day's irrevocable notice to the Lender, specifying (a) the date of prepayment and (b) the principal amount to be prepaid, provided that any such prepayments shall be in an amount of not less than $25,000.  If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with accrued interest to such date on the amount prepaid and any applicable Prepayment Fee pursuant to Section 2.06 hereof.

SECTION 2.06   Fees.

(a)           Funding Fees.  Lender shall receive a one-time non-refundable closing fee (“Closing Fee”) equal to 2.0% of the aggregate amount of the Commitment, which Closing Fee shall be offset by Lender against the Loans such that the actual payment received by Borrowers with respect to such Loans shall be net of such closing fee.  The Closing Fee with respect to the Initial Commitment shall be payable on the Effective Date, and the Closing Fee with respect to the Additional Commitment shall be payable on the Additional Loan Date.

(b)           Prepayment.  If Borrowers pay after acceleration or prepay all or any portion of the Loan, whether voluntarily or involuntarily and whether before or after acceleration of the Obligations, Borrowers shall pay to Lender, as liquidated damages and compensation for the costs of being prepared to make funds available hereunder, an amount (the “Prepayment Fee”) equal to the Applicable Percentage (as defined below) multiplied by the sum of the portion of the principal amount of the Loan paid after acceleration or prepaid.  As used herein, the term “Applicable Percentage” shall mean (x) three percent (3.0%), in the case of a prepayment on or prior to the first anniversary of the Effective Date, (y) one percent (1.0%), in the case of a prepayment after the first anniversary of the Effective Date and on or prior to the second anniversary of the Effective Date, and (z) zero percent (0.0%), in the case of a prepayment after the second anniversary of the Effective Date but on or prior to the Maturity Date.  Notwithstanding the foregoing, in the event that the Loan is paid as a result of (and simultaneous with) the closing of a Change of Control transaction then the Prepayment Fee shall be equal to 50% of the Applicable Percentage multiplied by the principal amount of the Loan paid after acceleration or prepaid. Borrowers acknowledge that Lender shall suffer damages on account of the early payment of the Loan and that the Prepayment Fee is a reasonable calculation of Lender’s lost profits in view of the difficulties and impracticality of determining actual damages resulting from prepayment.

(c)           Monitoring Fee.  Lender shall receive a monitoring fee equal to $1,500.00  (“Monitoring Fee”) payable on the Effective Date and on the first day of each calendar month while any Obligations remain outstanding.

SECTION 2.07   Payments and Computations.  The Borrowers will make each payment under the Loan Documents not later than 1:00 P.M. (prevailing Pacific Time) on the day when due, in lawful money of the United States of America and in immediately available funds, to the Lender at the Lender's address referred to in Section 7.01 hereof.  All payments shall be made by the Borrowers without defense, set-off or counterclaim to the Lender.  The Borrowers hereby authorize the Lender to, and the Lender may, charge from time to time against the Borrower's Account any amount due under any Loan Document to which any Borrower is a party.  Whenever any payment to be made under any such Loan Document shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall in such case be included in the computation of interest or fees, as the case may be.  All computations of interest under this Agreement and any other Loan Document and all fees shall be made by the Lender on the basis of a year of 360 days for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest is payable.  Each determination by the Lender of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent demonstrable error.

SECTION 2.08   Application and Allocation of Payment.  So long as no Default or Event of Default has occurred and is continuing, payments made to the Lender, including prepayments allowed hereunder, shall be applied, first, to fees and reimbursable expenses of Lender then due and payable pursuant to any of the Loan Documents, second, to accrued interest on the Loans, and third, to reduce the outstanding principal balance of the Loans in reverse order of maturity; provided, however, that payments matching specific scheduled payments then due shall be applied to those scheduled payments. Payments made when a Default or Event of Default has occurred and is continuing shall be applied in accordance with Section 6.02.

SECTION 2.09   Loan Account.  Lender shall maintain a loan account (the “Loan Account”) on its books to record: all credit extensions, all payments made by Borrowers, and all other debits and credits as provided in this Agreement with respect to the Loans or any other Obligations.  All entries in the Loan Account shall be made in accordance with Lender’s customary accounting practices as in effect from time to time.  The balance in the Loan Account, as recorded on Lender’s most recent printout or other written statement, shall, absent manifest error, be presumptive evidence of the amounts due and owing to Lender by Borrowers; provided that any failure to so record or any error in so recording shall not limit or otherwise affect Borrowers’ duty to pay the Obligations. Notwithstanding any provision herein contained to the contrary, Lender may elect (which election may be revoked) to dispense with the issuance of the Promissory Notes to Lender and may rely on the Loan Account as evidence of the amount of Obligations from time to time owing to it.

ARTICLE III
CONDITIONS OF LENDING

SECTION 3.01   Conditions Precedent to Effectiveness.  This Agreement and the Lender's obligation to make a Loan in the amount of the Initial Commitment to the Borrowers hereunder shall become effective as of the Business Day when each of the following conditions precedent shall have been satisfied in a manner satisfactory to the Lender (the “Effective Date”):

(a)           Payment of Fees, Etc.  The Borrowers shall have paid or caused to be paid the Closing Fee and Monitoring Fee pursuant to Section 2.06 hereof and all other fees, costs, expenses and taxes payable on the Effective Date by the Borrowers pursuant to Section 7.04 hereof.

(b)           Representations and Warranties; No Default.  The following statements shall be true and correct:  (i) the representations and warranties of the Borrowers contained in Section 4.01 hereof and in each other Loan Document and certificate or other writing delivered to the Lender on or before the Effective Date are true and correct on and as of the Effective Date; (ii) on the Effective Date, no Default or Event of Default has occurred and is continuing under this Agreement and (iii) on the Effective Date, no breach by the Borrowers or default or event of default has occurred and is continuing under any agreement relating to any other Permitted Indebtedness.

(c)           Consents and Approvals.  Lender shall have received satisfactory evidence that Borrowers have obtained all required consents and approvals of all Persons including without limitation all requisite Governmental Authorities, each Borrower’s Board of Directors, shareholders (if required) and any necessary third parties, to the execution, delivery and performance of this Agreement and the other Loan Documents and the consummation of the transactions contemplated hereby and thereby.

(d)           Legality.  The obligations of the Lender under this Agreement shall not contravene any law, rule or regulation applicable to the Lender.

(e)           Delivery of Documents.  The Lender shall have received on or before the Effective Date the following, each in form and substance satisfactory to the Lender:

(i)           the Security Agreement duly executed by the Borrowers;

(ii)          the Promissory Note duly executed by Borrowers;

(iii)         the IP Security Agreement duly executed by Borrowers;

(iv)         certificates and instruments, if any, evidencing securities that constitute the Collateral, duly endorsed for transfer;

(v)         with respect to each Borrower, a certificate signed by the secretary or assistant secretary of such Borrower, in form and substance satisfactory to Lender, including a certificate of incumbency with respect to each officer signing any Loan Documents, together with appropriate attachments which shall include the following: (A) a copy of the Articles of Incorporation or Certificate of Incorporation (as applicable) certified the Secretary of State of the State of incorporation, (B) a true, complete and correct copy of the By-Laws of such Borrower, (C) a true, complete and correct copy of the resolutions of the Board of Directors of such Borrower authorizing the execution, delivery and performance by such Borrower of the Loan Documents and authorizing the borrowings hereunder, and (D) certificates of good standing from the jurisdiction where such Person is organized and from the jurisdiction of such Borrower’s principal place of business;

(vi)        a certificate executed by the Chief Executive Officer of each Borrower certifying that each of the conditions set forth in this Section 3.01 has been satisfied; and

(vii)       such other agreements, instruments, approvals and other documents as the Lender may reasonably request, including without limitation any agreements, instruments, documents or filings necessary to perfect the security interests purported to be created by the Security Agreement.

(f)           Proceedings; Receipt of Documents.  All proceedings in connection with the transactions contemplated by this Agreement, and all documents incidental thereto, shall be reasonably satisfactory to the Lender, and the Lender shall have received all such information and such counterpart originals or certified or other copies of such documents as the Lender may reasonably request.

SECTION 3.02   Conditions Precedent to Additional Loans.  The Lender’s obligation to make Additional Loans in an aggregate amount of up to the Additional Commitment to the Borrowers hereunder is subject to the fulfillment of the following conditions as of the date of funding of each such Additional Loan (in each case, the “Additional Loan Date”), in a manner satisfactory to the Lender:

(a)           The following statements shall be true and correct:  (i) the representations and warranties of the Borrowers contained in Section 4.01 hereof and in each other Loan Document and certificate or other writing delivered to the Lender on or before the Effective Date are true and correct as if made on and as of the Additional Loan Date; (ii) on the Additional Loan Date (and after giving effect to such additional Loan), no Default or Event of Default has occurred and is continuing under this Agreement and (iii) on the Additional Loan Date (and after giving effect to such additional Loan), no breach by any Borrower or default or event of default has occurred and is continuing under any agreement relating to any other Indebtedness of a Borrower.

(b)           The amount of each Additional Loan requested shall be at least $500,000.

(c)           The Borrowers shall use each such Additional Loan in accordance with Section 2.01(c) hereof.

(d)           At least 30 days prior to the Additional Loan Date, Borrowers shall have provided to Lender a written request for each such Additional Loan executed by an officer of Borrowers, specifying the amount requested, the requested date of funding and wiring instructions for Borrower’s Account.

(e)           Borrowers shall have provided to Lender a certificate executed by the Chief Executive Officer of Borrowers certifying to the accuracy of the statements and the satisfaction of the conditions set forth in this Section 3.02.

(f)            Lender shall have obtained financing on terms satisfactory to Lender in an amount necessary to fund the Additional Loan.

(g)           Lender shall have received all such other certificates, reports, statements,  or other documents as Lender may reasonably request.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES

SECTION 4.01   Representations and Warranties of the Borrowers.  The Borrowers represent and warrant, subject to the matters noted on the Schedules attached to this Agreement, as follows:

(a)            Organization and Powers.  Each Borrower is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and qualified to do business in all states where such qualification is required except where the failure to be so qualified could not reasonably be expected to have a Material Adverse Effect.  Each Borrower has all requisite corporate power and authority to own and operate its properties, to carry on its business as now conducted, to enter into each of the Loan Documents to which it is a party and to incur the Obligations, grant liens and security interests in the Collateral and carry out the transactions contemplated hereby and thereby.

(b)           No Violation.  The execution, delivery and performance by the Borrowers of each Loan Document to which any Borrower is a party (i) do not and will not violate, contravene or conflict with any law or any contractual provision binding on or otherwise affecting any Borrower, or any of the properties of any Borrower and (ii) do not and will not result in or require the creation of any Lien upon or with respect to any of the properties of any Borrower, other than the security interests created by the Loan Documents.

(c)           Approvals.  No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority or other regulatory body, and no consent of any other Person, is required for the due execution, delivery and performance by any Borrower of any Loan Document to which any Borrower is or will be a party.

(d)           Authorization; Enforceability.  All corporate action on the part of the Borrower and its directors and shareholders necessary for the authorization, execution, delivery and performance of the Loan Documents and the performance of each Borrower’s obligations hereunder has been taken or will be taken prior to the Effective Date.  Each Loan Document to which a Borrower is a party constitutes, and each Loan Document to which a Borrower will be a party, when delivered hereunder, will constitute, a legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its respective terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws affecting creditors' rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

(e)            SEC Reports; Financial Statements. The Parent has filed all material reports, schedules, forms, statements and other documents required to be filed by the Parent under the Securities Act and the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, for the two years preceding the date hereof (or such shorter period as the Parent was required by law or regulation to file such material) (the foregoing materials, including the exhibits thereto and documents incorporated by reference therein, being collectively referred to herein as the “SEC Reports”) on a timely basis or has received a valid extension of such time of filing and has filed any such SEC Reports prior to the expiration of any such extension. As of their respective dates, the SEC Reports complied in all material respects with the requirements of the Securities Act and the Exchange Act, as applicable, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The financial statements of the Parent included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto as in effect at the time of filing. Such financial statements have been prepared in accordance with GAAP, except as may be otherwise specified in such financial statements or the notes thereto and except that unaudited financial statements may not contain all footnotes required by GAAP, and fairly present in all material respects the financial position of the Parent and its consolidated subsidiaries as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, immaterial, year-end audit adjustments.

(f)            Material Changes; Undisclosed Events, Liabilities or Developments. Since the date of the latest audited financial statements included within the SEC Reports, except as specifically disclosed in a subsequent SEC Report filed prior to the date hereof, (i) there has been no event, occurrence or development that has had or that could reasonably be expected to result in a Material Adverse Effect, (ii) the Borrowers have not incurred any liabilities (contingent or otherwise) other than (A) trade payables and accrued expenses incurred in the ordinary course of business consistent with past practice and (B) liabilities not required to be reflected in the Parent’s financial statements pursuant to GAAP or disclosed in filings made with the SEC, (iii) no Borrower has altered its method of accounting, and (iv) the Parent has not declared or made any dividend or distribution of cash or other property (other than dividends payable solely in shares of capital stock of the Parent) to its stockholders or purchased, redeemed or made any agreements to purchase or redeem any shares of its capital stock.  Except for the Loans pursuant to this Agreement and the other Loan Documents, no event, liability or development has occurred or exists with respect to any Borrower or their respective business, properties, operations or financial condition, that would be required to be disclosed by the Parent under applicable securities laws at the time this representation is made or deemed made that has not been publicly disclosed at least 1 Business Day prior to the date that this representation is made.

(g)           Sarbanes-Oxley; Internal Accounting Controls. The Parent is in material compliance with all provisions of the Sarbanes-Oxley Act of 2002 which are applicable to it as of the applicable Closing Date. The Borrowers maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Borrowers have established disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for the Borrowers and designed such disclosure controls and procedures to ensure that information required to be disclosed by the Parent in the reports it files or submits under the Exchange Act is recorded, processed, summarized and reported, within the time periods specified in the SEC’s rules and forms. The Parent’s certifying officers have evaluated the effectiveness of the disclosure controls and procedures as of the end of the period covered by the Parent’s most recently filed periodic report under the Exchange Act (such date, the “Evaluation Date”). The Parent presented in its most recently filed periodic report under the Exchange Act the conclusions of the certifying officers about the effectiveness of the disclosure controls and procedures based on their evaluations as of the Evaluation Date. Since the Evaluation Date, there have been no changes in the Borrowers’ internal control over financial reporting (as such term is defined in the Exchange Act) that has materially affected, or is reasonably likely to materially affect, the Borrowers’ internal control over financial reporting.

(h)            Capitalization of SurgiCount.  As of the Effective Date:  (i) all issued and outstanding capital stock of SurgiCount is duly authorized and validly issued, fully paid, nonassessable, free and clear of all Liens, and such capital stock was issued in compliance with all applicable state, federal and foreign laws concerning the issuance of securities, and (ii) there are no preemptive or other outstanding rights, options, warrants, conversion rights or similar agreements or understandings for the purchase or acquisition of any capital stock or other equity interests of SurgiCount.  Parent owns one hundred percent (100%) of the outstanding capital stock of SurgiCount.

(i)             Property and Assets.  Each Borrower has good and marketable title to all of its material properties and assets, and good title to its leasehold estates, in each case subject to no mortgage, pledge, lien, security interest, lease, charge or encumbrance, other than liens resulting from taxes which have not yet become delinquent and liens and encumbrances which do not in any case materially detract from the value of the property subject thereto or materially impair the operations of the Borrower, and which have not arisen otherwise than in the ordinary course of business.

(j)             Litigation.  Except as set forth on Schedule 4.01(j), there is no pending or, to the knowledge of the Borrowers, threatened action, suit or proceeding affecting any Borrower before any court or other Governmental Authority or any arbitrator, which (i) is reasonably likely to have a Material Adverse Effect, (ii) purports to affect the legality, validity or enforceability of any Loan Document or the consummation of any transaction contemplated hereby or (iii) affects any registration, authorization, license, permit or other approval of any Borrower that is necessary for the Borrower to conducts its business as presently conducted.

(k)            Financial Condition.  Borrowers have provided the financial statements of Borrowers as of and for the years ended December 31, 2011 and 2012 (together, the “Financial Statements”).  The Financial Statements are accurate and complete in all material respects, and are consistent with the books and records of the Borrowers.  The Financial Statements fairly present the financial condition and operating results of the Borrowers as of the dates, and for the periods, indicated therein. Except as set forth in the Financial Statements, the Borrowers have no known liabilities, contingent or otherwise, other than (i) liabilities incurred in the ordinary course of business subsequent to the Financial Statements and (ii) obligations under contracts and commitments incurred in the ordinary course of business and not required under GAAP to be reflected in the Financial Statements, which, individually or in the aggregate, are not material to the financial condition or operating results of the Borrowers.

(l)             Compliance with Law, Etc.  Except as set forth on Schedule 4.01(l), No Borrower is in violation or default of any provisions of its Articles of Incorporation, Certificate of Incorporation, Bylaws, or other organizational documents, as amended to date, or any contract or agreement, or any applicable laws, regulations, judgments, decrees or orders of the United States of America and all states, foreign countries or other governmental bodies and agencies having jurisdiction over the Borrower’s business or properties, other than violations of laws, regulations, judgments, decrees or orders that could not reasonably be expected to have a Material Adverse Effect.  Each Borrower has all franchises, permits, licenses, and any similar authority necessary for the conduct of its business as now being conducted by it, the lack of which would have a Material Adverse Effect on the Borrower, and believes it can obtain, without undue burden or expense, any similar authority for the conduct of its business as presently planned to be conducted.

(m)           Taxes, Etc.  All Federal, state and local tax returns and other reports required by applicable law to be filed by each Borrower have been filed, and all taxes and assessments imposed upon the Borrower or any property of the Borrower and which have become due and payable on or prior to the date hereof have been paid, except to the extent contested in good faith by proper proceedings which stay the imposition of any penalty or fine or stay the foreclosure of any Lien resulting from the non-payment thereof and with respect to which adequate reserves have been set aside for the payment thereof.

(n)           Subsidiaries.  As of the date hereof, no Borrower presently owns or controls, directly or indirectly, any equity interest in any other corporation, limited liability company, partnership, trust, joint venture, association or other entity, except that SurgiCount is a wholly-owned subsidiary of Parent.

(o)           Insurance.  Each Borrower maintains insurance with respect to its properties and business of the kinds and in the amounts not less than are customarily obtained by corporations of established reputation engaged in the same or similar business and similarly situated, including, without limitation, insurance against loss, damage, fire, theft and public liability.

(p)           Intellectual Property.  Each Borrower owns or possesses sufficient legal rights to all patents, trademarks, service marks, trade names, copyrights, trade secrets, information and other proprietary rights (collectively “Intellectual Property Rights”) necessary for its business as now conducted, without any known infringement of the rights of others.  Exhibits A, B, and C to the IP Security Agreement constitutes a complete and accurate list of all registered copyrights, patents, patent application, trademark registrations and applications, and service mark registrations and applications of the Borrowers. Each Borrower is not bound by or a party to any options, licenses or agreements of any kind with respect to the Intellectual Property Rights of the Borrower or any other person or entity, other than licenses or agreements relating to the Borrower’s use rights regarding “off the shelf” or standard products.  No Borrower has received written notice that it is infringing upon, violating or otherwise acting adversely to, or that by conducting its business as proposed it would infringe upon, violate or otherwise act adversely to, the right or claimed right of any person or entity under or with respect to any Intellectual Property Rights or licenses of third parties.  Except as set forth on Schedule 4.01(p), no Borrower is aware of any violation by a third party of any of the Borrower’s Intellectual Property Rights.  Except as set forth on Schedule 4.01(p), no Borrower is obligated or under any liability to make payments by way of royalties, fees or otherwise to any owner, licensor of, other claimant to, or party to any option, license or agreement of any kind with respect to, any Intellectual Property Rights except for commercially available software which the Borrower licenses on standard terms.

(q)            Employees.  No Borrower is a party to or bound by any currently effective written employment contract with any of its employees, other than those that are terminable at will.  To the Borrowers’ knowledge, no employee of any Borrower is in violation of any term of any employment contract, non-disclosure agreement or any other contract or agreement relating to the right of any such employee to be employed by the Borrower because of the nature of the business conducted or to be conducted by the Borrower or for any other reason, and the continued employment by the Borrower of its present employees will not result in any such violations.  No Borrower has any deferred compensation, pension, profit sharing, bonus, insurance, severance or any other similar employee benefit plan or obligation covering any of its officers or employees other than as set forth in the Financial Statements or the SEC Reports.

(r)            Agreements and Other Documents.  Borrowers have provided to Lender accurate and complete copies of all of the following agreements or documents:  (i) vendor agreements and purchase agreements not terminable by a Borrower within sixty (60) days following written notice issued by Borrower and involving transactions in excess of $20,000 per annum; (ii) agreements between a Borrower and any Affiliate of any Borrower; (iii) leases of equipment having a remaining term of one year or longer and requiring aggregate rental and other payments in excess of $50,000 per annum; (iv) material licenses and permits held by any Borrower; (v) instruments and documents evidencing any Indebtedness of any Borrower and any Lien granted by Borrower with respect thereto; (vi) agreements containing noncompetition agreements or exclusivity arrangements or that otherwise restrict any Borrower’s ability to do business; and (vii) agreements involving payments to or by any Borrower in excess of $50,000.

(s)            Investment Company. The Parent is not, and immediately after receipt of the proceeds of the Loans, will not be an “investment company” within the meaning of the Investment Company Act of 1940, as amended. The Parent shall conduct its business in a manner so that it will not become subject to the Investment Company Act of 1940, as amended.

(t)             Listing and Maintenance Requirements. The common stock of the Parent is registered pursuant to Section 12(g) of the Exchange Act, and the Parent has taken no action designed to, or which to its knowledge is likely to have the effect of, terminating the registration of the Common Stock under the Exchange Act nor has the Parent received any notification that the SEC is contemplating terminating such registration. The Parent has not, in the twelve (12) months preceding the date hereof, received notice from any trading market on which the Common Stock is or has been listed or quoted to the effect that the Parent is not in compliance with the listing or maintenance requirements of such trading market. The Parent is, and has no reason to believe that it will not in the foreseeable future continue to be, in compliance with all such listing and maintenance requirements.

(u)           Solvency. Based on the consolidated financial condition of the Borrowers as of the Effective Date (or the Additional Loan Date, as applicable), after giving effect to the receipt by the Borrowers of the proceeds from the Loans made on the Effective Date (or Additional Loan Date, as applicable), (i) the fair saleable value of the Borrowers’ assets exceeds the amount that will be required to be paid on or in respect of the Borrowers’ existing debts and other liabilities (including known contingent liabilities) as they mature, (ii) the Borrowers’ assets do not constitute unreasonably small capital to carry on its business as now conducted and as proposed to be conducted including its capital needs taking into account the particular capital requirements of the business conducted by the Borrowers, and projected capital requirements and capital availability thereof, and (iii) the current cash flow of the Borrowers, together with the proceeds the Borrowers would receive were it to liquidate all of its assets, after taking into account all anticipated uses of the cash, would be sufficient to pay all amounts on or in respect of their liabilities when such amounts are required to be paid. The Borrowers do not intend to incur debts beyond their ability to pay such debts as they mature (taking into account the timing and amounts of cash to be payable on or in respect of its debt). The Borrowers have no knowledge of any facts or circumstances which lead them to believe that any Borrower will file for reorganization or liquidation under the bankruptcy or reorganization laws of any jurisdiction within one year from the applicable Closing Date.

(v)           Foreign Corrupt Practices. No Borrower, nor to the knowledge of any Borrower, any agent or other person acting on behalf of a Borrower, has (i) directly or indirectly, used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to foreign or domestic political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to any foreign or domestic political parties or campaigns from corporate funds, (iii) failed to disclose fully any contribution made by a Borrower (or made by any person acting on its behalf of which a Borrower is aware) which is in violation of law, or (iv) violated in any material respect any provision of the Foreign Corrupt Practices Act of 1977, as amended.

(w)           Business Relationships.  There exists no actual or threatened termination, cancellation or limitation of, or any modification or change in, the business relationship between any Borrower and any customer or any group of customers whose purchases individually or in the aggregate are material to the business of Borrower, or with any material supplier; and there exists no present condition or state of facts or circumstances which would materially and adversely affect Borrower or prevent Borrower from conducting such business after the consummation of the transactions contemplated by this Agreement in substantially the same manner in which it has heretofore been conducted.

(x)            Deposit and Disbursement Accounts.  The Borrowers have provided the Lender a list of all banks and other financial institutions at which each Borrower maintains deposit or other accounts as of the Effective Date, and such list correctly identifies the name, address and telephone number of each depository, the name in which the account is held, a description of the purpose of the account, and the complete account number therefor.

(y)            Related Party Transactions.  Except as set forth in the SEC Reports, none of the officers or directors of any Borrower and, to the knowledge of the Borrowers, none of the employees of any Borrower is presently a party to any transaction with any Borrower (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of the Borrowers, any entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner, in each case in excess of $120,000 other than for (i) payment of salary or consulting fees for services rendered, (ii) reimbursement for expenses incurred on behalf of a Borrower and (iii) other employee benefits, including stock option agreements under any stock option plan of the Parent.

(z)            Books and Records.  The minute books of the Borrowers contain complete and accurate records of all meetings and other corporate actions of its shareholders, members and Board of Directors and committees thereof.

(aa)          Full Disclosure.  No Loan Document or schedule or exhibit thereto, and no certificate, report, statement or other document or information furnished to the Lender by the Borrowers in connection herewith or with the consummation of the transactions contemplated hereby, contains any material misstatement of fact or omits to state a material fact or any fact necessary to make the statements contained herein or therein not misleading in any material respect in light of the circumstances under which they were made.  There is no fact known to the Borrowers that materially adversely affects the financial condition of the Borrowers or the value of the Collateral, or that otherwise is reasonably likely to have a Material Adverse Effect, that has not been disclosed to the Lender in writing prior to the Effective Date.

ARTICLE V
COVENANTS OF THE BORROWERS

SECTION 5.01   Affirmative Covenants.  So long as any principal of or interest on any Loan or any other Obligations, whether or not due, shall remain unpaid or the Lender shall have any Commitment hereunder, each Borrower will, unless the Lender shall otherwise consent in writing:

(a)           Reporting Requirements.  Furnish to the Lender:

(i)           as soon as available, but no later than forty-five (45) days after the end of each calendar quarter ending March 31, June 30 and September 30 of each fiscal year, unaudited financial statements of Borrowers for the prior quarter fairly presenting the financial condition of Borrowers as of such date, complete with both quarterly and year to date financial results, a schedule computing the EBITDA of the Borrowers for the preceding twelve month period, and an affirmative written statement by an officer of Borrowers stating that no Defaults have occurred;

(ii)          as soon as available, no later than ninety (90) days after the end of each fiscal year, financial statements of Borrowers for the prior fiscal year audited by an independent accounting firm, fairly presenting the financial condition of Borrowers as of such date;

(iii)         no later than fifteen (15) days after the end of each month, the Hospital Report for such month;

(iv)         promptly after the commencement thereof but in any event not later than five (5) Business Days after service of process with respect thereto on, or the obtaining of knowledge thereof by, any Borrower, notice of each action, suit or proceeding at law, in equity, in arbitration or before any other Governmental Authority or other regulatory body or arbitrator involving any Borrower or the Collateral;

(v)          promptly but in any event not more than five (5) Business Days after the occurrence thereof, notice of the occurrence of either any Default or Event of Default under this Agreement, which notice shall contain a brief description of the nature of such Default or Event of Default and any action with respect thereto taken or contemplated to be taken by the Borrowers;

(vi)         promptly upon request, such other information concerning the financial condition of the Borrowers or information concerning any of the Collateral, in each case, as the Lender from time to time may reasonably request;

(vii)        as soon as available each year, the federal and state tax returns of each Borrower; and

(viii)       within fifteen (15) days after receipt by Borrower, if requested by Lender, copies of all reports and statement received by Borrower from any of its banks or other financial institutions (in lieu of such requirement, Borrower may grant Lender on-line “view only” access to all of their accounts on terms acceptable to Lender).

(b)           Compliance with Laws, Etc.  Comply in all respects with (i) all applicable laws, rules, regulations and orders, such compliance to include, without limitation, (A) paying before the same become delinquent all taxes, assessments and governmental charges or levies imposed upon any Borrower or upon any Borrower's income or profits or upon any Borrower's properties, (B) paying all lawful claims which if unpaid might become a Lien (other than a Permitted Lien) or charge upon any Borrower's properties, except in each case to the extent contested in good faith by proper proceedings which stay the imposition of any penalty or fine or stay the foreclosure of any Lien resulting from the non-payment thereof and with respect to which adequate reserves have been set aside for the payment thereof, and (C) obtaining and maintaining in effect such registrations, authorizations, licenses, permits and authorities necessary to carry out Borrower’s business as currently conducted, and (ii) the obligations, covenants and conditions contained in all material contractual obligations of any Borrower or any of its subsidiaries, other than, with respect to the foregoing clauses those laws, rules, regulations, orders and contractual provisions the noncompliance with which could not be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect.

(c)           Further Assurances.  Do, execute, acknowledge and deliver, at the sole cost and expense of the Borrowers, all such further acts and assurances as the Lender may reasonably require from time to time in order to better assure, convey, grant, assign, transfer and confirm unto the Lender the rights now or hereafter intended to be granted to the Lender under this Agreement, any Loan Document or any other instrument under which any Borrower may be or may hereafter become bound to effect the intention or facilitate the performance of the terms of this Agreement.

(d)           Collateral.   Take or cause to be taken all steps necessary or reasonably requested by the Lender to grant to the Lender a perfected, first priority security interest in the Collateral and to enable the Lender to realize upon and transfer or otherwise dispose of the Collateral, in compliance with all applicable laws, including without limitation the delivery of duly endorsed stock certificates, the filing of UCC-1 financings statements, and, if requested by Lender,  the execution of account control agreements or similar agreements (in form satisfactory to Lender) with respect to any bank or brokerage accounts maintained by any Borrower and its subsidiaries pursuant to which such bank or broker acknowledges the security interest of Lender in such accounts, agrees to comply with instructions originated by Lender directing disposition of the funds in the accounts without further consent from any Borrower or its subsidiary, and agrees to subordinate and limit any security interest the bank or broker may have in any such account on terms satisfactory to Lender.

(e)           Maintenance of Properties; Insurance.  Maintain or cause to be maintained in good repair, working order and condition (ordinary wear and tear excepted) all properties used in the business of each Borrower and its subsidiaries and, to the extent deemed prudent business conduct (to be determined by Borrower in its good faith discretion) will make or cause to be made all appropriate repairs, renewals and replacements thereof.  Each Borrower will maintain or cause to be maintained, with financially sound and reputable insurers, public liability and property damage insurance with respect to its business and properties and the business and properties of its subsidiaries against loss or damage of the kinds customarily carried or maintained by companies of established reputation engaged in similar businesses and in amounts reasonably acceptable to Lender and will deliver evidence thereof to Lender.  Each Borrower shall cause Lender, pursuant to endorsements and/or assignments in form and substance reasonably satisfactory to Lender, to be named as lender’s loss payee in the case of casualty insurance, additional insured in the case of all liability insurance and assignee in the case of all business interruption insurance (if any), in each case for the benefit of Lender.  In the event any Borrower fails to provide Lender with evidence of the insurance coverage required by this Agreement, Lender may purchase insurance at Borrower’s expense to protect Lender’s interests in the Collateral.  This insurance may, but need not, protect Borrower’s interests.  The coverage purchased by Lender may not pay any claim made by Borrower or any claim that is made against Borrower in connection with the Collateral.  Borrower may later cancel any insurance purchased by Lender, but only after providing Lender with evidence that Borrower has obtained insurance as required by this Agreement.  If Lender purchases insurance for the Collateral, Borrower will be responsible for the costs of that insurance, including interest and other charges imposed by Lender in connection with the placement of the insurance, until the effective date of the cancellation or expiration of the insurance.  The costs of the insurance may be added to the Obligations.  The costs of the insurance may be more than the cost of insurance Borrower is able to obtain on its own.

(f)           Inspection; Lender Meeting.  Upon reasonable notice (but in no event less than forty eight (48) hours prior notice), permit any authorized representatives of Lender to visit, audit, appraise and inspect the Collateral and each Borrower’s financial and accounting records and all records relating to the Collateral, and to make copies and take extracts therefrom, and to discuss its and their affairs, finances and business with its and their officers and certified public accountants, at such reasonable times during normal business hours and as often as may be reasonably requested; provided that while any Event of Default is occurring no notice to Borrower shall be required.  Any such visits, audits, collateral audits, appraisals and inspections shall be at Borrowers’ sole cost and expense; provided, however, that if no Event of Default has occurred and is continuing, then Borrower shall not be obligated to pay for more than 2 audits, inspections or appraisals by Lender or a third party in any 12 month period, with each audit or inspection being not more than 3 days onsite.  The cost of audits or inspections by Lender shall not exceed $1,500 per day.

(g)           Organizational Existence/Management.  At all times preserve and keep in full force and effect its organizational existence and all rights and franchises material to its business; and provide immediate notice to Borrower of any change in the chief executive officer or chief financial officer of any Borrower.

(h)           Formation of Subsidiaries.  At the time of the formation of any direct or indirect subsidiary of any Borrower after the date hereof or the acquisition of any direct or indirect subsidiary of any Borrower after the date hereof, Borrowers shall (a) cause such new subsidiary to execute a counterpart signature page to this Agreement, the Security Agreement and the other Loan Documents (as applicable), pursuant to which such new subsidiary shall become a Borrower under this Agreement, the Security Agreement and the other Loan Documents so executed, together with appropriate Uniform Commercial Code financing statements and other security documents, all in form and substance reasonably satisfactory to Lender, (b) provide to Lender a pledge agreement and appropriate certificates and powers or Uniform Commercial Code financing statements, pledging all direct or beneficial ownership interest in such new subsidiary (regardless of whether owned by Borrower or a subsidiary of Borrower or a holder of a minority equity interest), in form and substance reasonably satisfactory to Lender.

(i)           Shareholder Rights Plan. Ensure that no claim will be made or enforced by the Parent or, with the consent of the Parent, any other Person, that Lender is an “Acquiring Person” under any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or similar anti-takeover plan or arrangement in effect or hereafter adopted by the Parent, or that Lender could be deemed to trigger the provisions of any such plan or arrangement, by virtue of making the Loans or exercising any of its rights under the Loan Documents with respect to the Collateral or otherwise.

SECTION 5.02.   Negative Covenants.  So long as any principal of or interest on any Loan or any other Obligations, whether or not due, shall remain unpaid or the Lender shall have any Commitment hereunder, the Borrowers will not, without the prior written consent of the Lender:

(a)           Liens, Pledges, Etc.  Create or suffer to exist any Lien or pledge (other than Permitted Liens), or other type of preferential arrangement upon or with respect to any of the Collateral.

(b)           Indebtedness.  Create, incur or suffer to exist any Indebtedness or permit any subsidiary to do so, other than Permitted Indebtedness.

(c)           Guaranties, Etc.  Assume, guarantee, indorse or otherwise become directly or contingently liable for Indebtedness of any other Person, other than:

(i)           guaranties by endorsement of negotiable instruments for deposit or collection in the ordinary course of business;

(ii)          guaranties existing on the date hereof; and

(iii)         guaranties in favor of the Lender.

(d)           Changes to Agreements.  Agree or consent to any amendment, modification, supplement or waiver of any provision of any material contract to which any Borrower or any of its subsidiaries is a party, if such amendment, modification, supplement or waiver could reasonably be expected to have a Material Adverse Effect.  Enter into any agreement that in any way restricts or imposes conditions or fees on the sale, assignment, pledge or other disposition of the Collateral.

(e)           Fundamental Changes.  Directly or indirectly:  (i) amend, modify or waive any term or provision of its organizational documents, including its articles of incorporation, certificates of incorporation, or by-laws in any manner which negatively affects Lender; (ii) enter into any transaction involving a merger or consolidation with another Person (other than a merger or consolidation resulting in a Change in Control or a Permitted Acquisition); (iii) liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution); (iv) acquire by purchase or otherwise acquire all or any substantial part of the business or assets of any other Person (other than a Permitted Acquisition), or (v) sell, convey, license, lease or dispose of a material portion of any Borrower’s assets or business (other than sales of inventory in the ordinary course of business or a transaction resulting in a Change in Control).

(f)            Investments.  (i) Acquire or own, or make any investment in or loan to, any Person (other than loans to employees for relocation or medical expenses in the ordinary course of business), or permit any of its subsidiaries so to do, or (ii) maintain or invest any of its property with a Person other than Lender or permit any subsidiary to do so unless such Person has entered into a control agreement with Lender, in form and substance satisfactory to Lender, or (iii) suffer or permit any subsidiary to be a party to, or be bound by, an agreement that restricts such subsidiary from paying dividends or otherwise distributing property to any Borrower.

(g)           Distributions.  Pay any dividends or make any other distribution or payment on account of or in redemption, retirement or purchase of any capital stock, membership interest or other equity interest other than the payment of dividends solely in shares of the Parent’s capital stock; provided, however, that so long as no Event of Default under Section 6.01(a) has occurred and is continuing, (i) Parent may pay existing quarterly dividend payments on shares of Parent’s Series A and Series B Preferred Stock outstanding as of the Effective Date, at the rate and in amounts that do not exceed the rate and amounts required to be paid pursuant to the Certificate of Incorporation in effect as of the Effective Date and (ii) SurgiCount may pay dividends or make distributions to Parent.

(h)           Change in Name, Location; Executive Office; Executive Management; Business. Change its name or state of organization or relocate its chief executive office without 30 days prior written notification to Lender; engage in any business, or permit any of its subsidiaries to engage in any business, other than or reasonably related or incidental to the businesses currently engaged in by Borrower.

(i)            Bank Accounts.  Establish any new bank or brokerage accounts without prior written notice to Lender.

(j)           Transactions with Affiliates.  Directly or indirectly enter into or permit to exist any transaction with any Affiliate of any Borrower except for transactions that are in the ordinary course of Borrower's business (including, without limitation, compensation arrangements with a Borrower’s officers or directors, commercial transactions for the purchase of supplies from A Plus International, Inc. and financing transactions involving an investment in a Borrower), upon fair and reasonable terms that are no less favorable to Borrower than would be obtained in an arm's length transaction with a non-affiliated Person.

(k)           Confidentiality.  Disclose, or permit its Affiliates to disclose, the terms and conditions of the Loan Documents, unless (and only to the extent that) Borrower or such Affiliate is required to do so under law or pursuant to applicable rules and regulations of the SEC.  Borrower consents to the publication by Lender of a tombstone or similar advertising material relating to the financing transactions contemplated by this Agreement.  Lender reserves the right to provide to industry trade organizations information necessary and customary for inclusion in league table measurements; provided that such information shall contain no specific references to Borrower or its Affiliates.

(l)            Indebtedness.  Prepay any Indebtedness (other than to Lender) or amend the material terms of any of its Indebtedness.

ARTICLE VI
EVENTS OF DEFAULT

SECTION 6.01    Events of Default.  Any one or more of the following events shall constitute an Event of Default under this Agreement:

(a)            the Borrowers shall fail to pay (i) any principal of, or any interest on, any Loan when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) or (ii) any fee or any other amount payable hereunder or any other Indebtedness of any Borrower to the Lender within three (3) Business Days after the date such fee, other amount or other Indebtedness is due; or

(b)           any representation or warranty made by any Borrower in any Loan Document or in any report, certificate or other document delivered to the Lender pursuant to any Loan Document shall have been incorrect in any material respect when made; or

(c)           any Borrower shall fail to materially perform or observe any term, covenant or agreement contained in Section 5.01 or Section 5.02 of this Agreement; or

(d)           any Borrower shall materially fail to perform or observe any term, covenant or agreement contained in any Loan Document to be performed or observed by the Borrower (other than as set forth in subsections (a), (b) and (c) of this Section 6.01), and such failure, if capable of being remedied, shall remain unremedied for ten (10) Business Days after written notice thereof shall have been given to the Borrower by the Lender; or

(e)           any Borrower shall fail to pay any Indebtedness (excluding Indebtedness evidenced by this Agreement), or any interest or premium thereon, when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Indebtedness; or any other material default under any agreement or instrument relating to any such Indebtedness, or any other event, shall occur and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such default or event is to accelerate, or to permit the acceleration of, the maturity of such Indebtedness; or any such Indebtedness shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), prior to the stated maturity thereof; or

(f)            any Borrower shall be generally not paying its debts as they become due, or shall admit in writing its inability to pay such debts generally as they become due, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against any Borrower, seeking to adjudicate the Borrower bankrupt or insolvent, or seeking dissolution, liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of the Borrower or the debts of the Borrower under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for the Borrower or for any substantial part of the property of the Borrower, and, in the case of any such proceeding instituted against any Borrower, the petition commencing such proceeding is not dismissed within 60 calendar days of the date of the filing thereof; or any Borrower shall take any action to authorize or effect any of the actions set forth above in this subsection (f); or

(g)           the Security Agreement and the Financing Statement, or any other security document after delivery, shall for any reason, fail or cease to create a valid and perfected first priority lien on and security interest in the Collateral purported to be covered thereby; or

(h)           the occurrence of any uninsured loss, theft, damage, or destruction of or to any material portion of the Collateral of a value in excess of $250,000; or

(i)            any Governmental Authority shall revoke, not renew or suspend (for more than 21 Business Days) any license, permit or authorization of any Borrower that is necessary for Borrower to conduct its business as presently conducted; or any such Governmental Authority shall have appointed a conservator, supervisor or trustee to oversee any of the operations of any Borrower, any guarantor of the Loan or any of their respective subsidiaries; or

(j)            the occurrence of an event or the existence of a circumstance that is reasonably likely to result in a Material Adverse Effect; or

(k)            one or more judgments or orders for the payment of money exceeding any applicable insurance coverage by more than $250,000 in the aggregate, shall be rendered against any Borrower, and either (i) enforcement proceedings shall have been commenced by any creditor upon any such judgment or order or (ii) there shall be any period of 30 consecutive days during which a stay of enforcement of any such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect.

In any such event, the Lender may, by notice to the Borrowers, (i) declare the Commitment to be terminated, whereupon the Commitment shall forthwith terminate, (ii) declare all Obligations to be forthwith due and payable without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrowers, (iii) require additional information relating to the Borrowers, as it sees fit in its reasonable discretion, and (iv) exercise any and all of its other rights under applicable law, hereunder and under the other Loan Documents; provided, however, that in the event of an entry of an order for relief with respect to any Borrower under the United States Bankruptcy Code or the occurrence of any event described in paragraph (f) of this Section 6.01, the Commitment shall automatically be terminated and all Obligations shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrowers.

SECTION 6.02   Application of Proceeds.  Notwithstanding anything to the contrary contained in this Agreement, upon the occurrence and during the continuance of a Default or Event of Default, (a) each Borrower irrevocably waives the right to direct the application of any and all payments at any time or times thereafter received by Lender from or on behalf of Borrower, and Lender shall have the continuing and exclusive right to apply and to reapply any and all payments received at any time or times after the occurrence and during the continuance of a Default or Event of Default against the Obligations in such manner as Lender may deem advisable, consistent with the terms hereof, notwithstanding any previous application by Lender and (b) in the absence of a specific determination by Lender with respect thereto, the proceeds of any sale of, or other realization upon, all or any part of the Collateral shall be applied:  first to the payment of fees and expenses payable hereunder; second, to accrued interest on the Loans (including any interest which but for the provisions of the Bankruptcy Code, would have accrued on such amounts); third, to reduce the outstanding principal balance of the Loans until the Loans have been paid in full in cash; and fourth to any other obligations of Borrowers owing to Lender under the Loan Documents.  Any balance remaining shall be delivered to Borrowers or to whomever may be lawfully entitled to receive such balance or as a court of competent jurisdiction may direct.

ARTICLE VII
MISCELLANEOUS

SECTION 7.01    Notices, Etc.  Unless otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing and shall be mailed, telecopied, emailed or delivered (including via courier) to the Borrowers and the Lender at the addresses set forth below, or at such other addresses as shall be designated by the Borrowers or the Lender in a written notice to the other party complying as to delivery with the terms of this Section 7.01.

Borrowers	Lender
Patient Safety Technologies, Inc. 2 Venture Plaza, Suite #350 Irvine, CA 92618 Attention: Chief Financial Officer Telephone: (949) 289-9440 Fax: (949) 387-8499 e-mail: DDreyer@scmd.com	Diamond Creek Capital, LLC 26 Orange Blossom Circle, Suite 10 Ladera Ranch, CA 92694 Attn: Thomas P. Harrison Telephone: (949) 887-6817 Fax: (949) 429-7707 e-mail: tharrison@diamondcreekcap.com

All such notices and other communications shall be effective (a) if mailed, three (3) days after the mailing date, (b) if telecopied or emailed, upon receipt or (c) if delivered, upon delivery.

SECTION 7.02   Amendments, Etc.  No amendment of any provision of this Agreement shall be effective unless it is in writing and signed by the Borrowers and the Lender, and no waiver of any provision of this Agreement, nor consent to any departure by the Borrowers therefrom, shall be effective unless it is in writing and signed by the Lender, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

SECTION 7.03    No Waiver; Remedies, Etc.  No failure on the part of a party to exercise, and no delay in exercising, any right hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right under any Loan Document preclude any other or further exercise thereof or the exercise of any other right.  The rights and remedies of a party provided herein and in the other Loan Documents are cumulative and are in addition to, and not exclusive of, any rights or remedies provided by law.  The rights and remedies of a party under any Loan Document against another party thereto are not conditional or contingent on any attempt by such party to exercise any of its rights and remedies under any other Loan Document against such other party or against any other Person.

SECTION 7.04    Fees, Costs, Expenses and Taxes.  The Borrower shall pay or cause to be paid on demand (a) all reasonable fees, costs and expenses in connection with (i) the execution and delivery of this Agreement and any other Loan Document and (ii) the amendment, waiver and administration of this Agreement and any other Loan Document and the other documents to be delivered pursuant to the Loan Documents,  and (b) all reasonable costs and expenses, if any (including, without limitation, reasonable counsel fees, expenses and other client charges), in connection with the enforcement of (or any “work-out” or restructure with respect to) the Loan Documents and the other documents to be delivered pursuant to the Loan Documents.  In addition, the Borrowers will pay any and all stamp and other taxes and fees payable or determined to be payable in connection with the execution, delivery, filing and recording of the Loan Documents and the other documents to be delivered pursuant to the Loan Documents, and will save the Lender harmless from and against any and all liabilities with respect to or resulting from any delay in paying or omission to pay such taxes and fees. For the avoidance of doubt, such taxes shall not include taxes on Lender’s income hereunder.

SECTION 7.05    Indemnification.  Each Borrower hereby agrees to indemnify, defend and hold the Lender and its officers, directors, managers, employees, agents, and attorneys (collectively, the “Indemnitees”) harmless from and against any and all claims, charges, actions, suits, proceedings, lawsuits, obligations, liabilities, fines, penalties, costs and expenses (including, without limitation, reasonable attorney's fees, expenses and other client charges) which the Indemnitee shall incur or which shall be claimed against an Indemnitee by any Person in any way relating to or arising out of (a) the execution or delivery of this Agreement or any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto or thereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby or (b) the use of the proceeds of the Loans including any and all reasonable expenses set forth in Section 7.04 hereof which arise as a result of any claims, charges, actions, suits, proceedings or lawsuits described in this Section 7.05.  The Borrowers shall not have any obligation to any Indemnitee under this Section 7.05 with respect to any claims, charges, suits, proceedings, lawsuits, obligations, liabilities, fines, penalties, costs and expenses that a court of competent jurisdiction finally determines to have resulted from the gross negligence or willful misconduct of such Indemnitee.  The obligations and provisions of this paragraph shall continue and remain in full force and effect after the Obligations of the Borrowers under this Agreement and the other Loan Documents have been paid and discharged in full and this Agreement and such other Loan Documents are otherwise terminated.

SECTION 7.06    Right of Set-off.  Upon the occurrence and during the continuance of any Event of Default the Lender may, and is hereby authorized to, at any time and from time to time, without notice to the Borrowers (any such notice being expressly waived by the Borrowers) and to the fullest extent permitted by law, set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by the Lender to or for the credit or the account of the Borrowers against any and all obligations of the Borrowers now or hereafter existing under any Loan Document, irrespective of whether or not the Lender shall have made any demand hereunder or thereunder and although such obligations may be contingent or unmatured.  The Lender agrees promptly to notify the Borrowers after any such set-off and application made by the Lender, provided that the failure to give such notice shall not affect the validity of such set-off and application.  The rights of the Lender under this Section 7.06 are in addition to the other rights and remedies (including, without limitation, other rights of set-off) which the Lender may have.

SECTION 7.07    Severability.  Any provision of this Agreement, or of any other Loan Document to which any Borrower is a party, which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining portions hereof or thereof or affecting the validity or enforceability of such provision in any other jurisdiction.

SECTION 7.08 .  Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the Borrowers and the Lender and their respective successors and assigns, except that the Borrowers may not assign the rights of the Borrowers hereunder or any interest herein without the prior written consent of the Lender and any such assignment without the Lender's prior written consent shall be null and void.  The Lender may assign, transfer, pledge, grant a security interest in or enter into one or more participations with respect to all or a portion of its rights and obligations under this Agreement and the other Loan Documents without the consent of any Borrower or any other Person.

SECTION 7.09    Counterparts.  This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.  Delivery of an executed counterpart of this Agreement by telefacsimile or electronic mail shall be equally as effective as delivery of an original executed counterpart of this Agreement.

SECTION 7.10    Headings.  Section headings herein are included for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

SECTION 7.11    Governing Law.  THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF CALIFORNIA APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN THE STATE OF CALIFORNIA WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES.

SECTION 7.12    Consent to Jurisdiction, Etc.  ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF CALIFORNIA IN THE COUNTY OF ORANGE OR OF THE UNITED STATES FOR THE CENTRAL DISTRICT OF CALIFORNIA, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH PARTY HEREBY IRREVOCABLY ACCEPTS IN RESPECT OF THE PROPERTY OF THE BORROWER, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS.  EACH PARTY FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS AND IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL OR VIA NATIONALLY RECOGNIZED COURIER, POSTAGE PREPAID, TO THE OTHER PARTY AT ITS ADDRESS FOR NOTICES CONTAINED IN SECTION 7.01 HERETO.  NOTHING HEREIN SHALL AFFECT THE RIGHT OF A PARTY TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW. EACH PARTY HEREBY EXPRESSLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH SUCH PARTY MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

SECTION 7.13    Survival of Agreement.  All covenants, agreements, representations and warranties made by the Borrowers herein and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the Lender and shall survive the making by the Lender of the Loan, regardless of any investigation made by the Lender or on its behalf, and shall continue in full force and effect so long as the principal of or any accrued interest on the Loan or any fee or any other amount payable under this Agreement or any other Loan Document is outstanding and unpaid or the Commitment has not been terminated.  The provisions of Section 7.05 hereof shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement or any other Loan Document, the consummation of the transactions contemplated hereby, the repayment of the Loan, the expiration of the Commitment, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Lender.

SECTION 7.14    No Third Party Beneficiaries.  No Person, other than the parties (and, in the case of the Lender, its successors and assigns hereunder) to this Agreement, has been given or shall be deemed to have been given any rights as a third party beneficiary hereunder or under any of the other Loan Documents or other instruments and documents executed in connection herewith and therewith.

SECTION 7.15    Protection of Assets.  The Lender, in the Lender’s discretion, and from time to time, may discharge any tax or Lien on any of the Collateral or, upon and during the continuance of a Default or Event of Default, take any other action which the Lender may deem necessary or desirable to repair, insure, maintain, preserve, collect, or realize upon any of the Collateral.  The Lender shall not have any obligation to undertake any of the foregoing and shall have no liability on account of any action so undertaken except where there is a specific finding in a judicial proceeding (in which the Lender has had an opportunity to be heard), from which finding no further appeal is available, that the Lender had acted in actual bad faith or in a grossly negligent manner.  The Borrowers shall pay to the Lender, on demand, all amounts paid or incurred by the Lender pursuant to this Section.

SECTION 7.16    No Fiduciary Relationship; Limited Liability.  No provision in the Loan Documents and no course of dealing between the parties shall be deemed to create any fiduciary duty owing to Borrowers by Lender.  Each Borrower agrees that Lender shall have no liability to Borrower or any of its Affiliates or subsidiaries (whether direct or indirect, sounding in tort, contract or otherwise) for losses suffered by Borrower in connection with, arising out of, or in any way related to the transactions contemplated and the relationship established by the Loan Documents, or any act, omission or event occurring in connection therewith, unless and to the extent that it is determined that such losses resulted from the willful misconduct of the party from which recovery is sought as determined by a final non-appealable order by a court of competent jurisdiction. Lender shall not have any liability with respect to, and each Borrower, for itself and its subsidiaries and Affiliates, hereby waives, releases and agrees not to sue for, any special, indirect, punitive or consequential damages suffered by Borrower or any of its Affiliates or subsidiaries in connection with, arising out of, or in any way related to the Loan Documents or the transactions contemplated thereby.

SECTION 7.17    Integration.  This Agreement and the other Loan Documents represent the entire agreement of the Borrowers and the Lender with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by the Lender relative to the subject matter thereof not expressly set forth or referred to herein or in the other Loan Documents.

SECTION 7.18    Acknowledgments.  Each Borrower hereby acknowledges that:

(a)           such Borrower has been advised by legal counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents; and

(b)           no joint venture exists between the Lender and such Borrower.

SECTION 7.19   Waiver of Trial by Jury.  EACH BORROWER AND THE LENDER HEREBY IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT.

[Remainder of this page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first above written.

BORROWERS:		LENDER:

Patient Safety Technologies, Inc.		Diamond Creek Capital, LLC,
a Delaware corporation		a Delaware limited liability company

By:	/s/ David Dreyer	By:	/s/ Thomas Harrison
Name:	David Dreyer		Thomas Harrison
Title:	Chief Financial Officer		Managing Director

SurgiCount Medical, Inc.
a California corporation

By:	/s/ David Dreyer
Name:	David Dreyer
Title:	Chief Financial Officer

SCHEDULES

4.01(j)	Litigation
4.01(l)	Compliance
4.01(p)	Intellectual Property

EXHIBITS

Exhibit A	Security Agreement
Exhibit B	Promissory Note
Exhibit C	Flow of Funds Agreement
Exhibit D	IP Security Agreement

Schedule 4.01(j) and 4.01(l)

(Schedule attached hereto )

Schedule 4.01(p)

(Schedule attached hereto )

EXHIBIT A

SECURITY AGREEMENT

(attached hereto)

EXHIBIT B

PROMISSORY NOTE

(attached hereto)

EXHIBIT C

FLOW OF FUNDS

(attached hereto)

EXHIBIT D

IP SECURITY AGREEMENT

(attached hereto)